BANKERS TRUST NEW YORK CORPORATION
One Bankers Trust Plaza
New York, New York  10006


Linda L. Assali                        Mailing Address:
Vice President                         BT Services Tennessee, Inc.
Telephone: 615-835-2901                648 Grassmere Park
                                       Nashville, TN 37211


                                       February 14, 1997



Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sirs:

     Re:  Filing of Schedule 13G on
          Westinghouse Electric Corporation


Pursuant to Rule 13d-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, the following is one copy of the Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G filing submission through the EDGAR-Link System software, by E-Mail confirmation.

                                   Sincerely,

                                   Linda Assali



Enclosures
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                    (Amendment No.  4 )*

              Westinghouse Electric Corporation
           _______________________________________
                       NAME OF ISSUER:
               Common Stock (Par Value $1.00)
           _______________________________________
                TITLE OF CLASS OF SECURITIES
                          960402105
           _______________________________________
                        CUSIP NUMBER

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

              (Continued on following page(s))
                      Page 1 of 9 Pages
CUSIP No. 960402105                Page 2 of 9 Pages

1.NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bankers Trust New York Corporation and its wholly-owned subsidiaries, Bankers Trust Company, as Trustee for
various trusts, and employee benefit plans, and   investment
advisor, and BT Securities, Inc., and its    indirect wholly-
owned subsidiaries, Bankers Trust AG ,  Bankers Trust
International PLC, and BT Australia     Limited.  13-6180473

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [ ]
     (B)  [ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

     Bankers Trust New York Corporation, Bankers Trust
     Company, and BT Securities, Inc. are New York
Corporations. Bankers Trust International PLC is a
London Corp. BT Australia Limited is an Australian company. Bankers Trust AG is Swiss company.

  NUMBER OF    5. SOLE VOTING POWER

  SHARES       Bankers Trust Company           19,890,271 shares
               BT Securities                       35,000 shares
               Bankers Trust AG                         0 shares
               Bankers Trust International PLC  2,338,600 shares
               BT Australia Limited             2,631,058 shares
                                               24,894,929 shares

  BENEFICIALLY 6. SHARED VOTING POWER

  OWNED BY     Bankers Trust Company                   0 shares
               BT Securities                           0 shares
               Bankers Trust AG                        0 shares
               Bankers Trust International PLC         0 shares
               BT Australia Limited                    0 shares
                                                       0 shares

CUSIP No. 960402105                Page 3 of 9 Pages

  EACH         7. SOLE DISPOSITIVE POWER

  REPORTING    Bankers Trust Company           6,327,628 shares
               BT Securities                      35,000 shares
               Bankers Trust AG                        0 shares
               Bankers Trust International PLC 3,571,300 shares
               BT Australia Limited            2,631,058 shares
                                              12,564,986 shares


PERSON         8. SHARED DISPOSITIVE POWER

  WITH         Bankers Trust Company               13,500 shares
               BT Securities                            0 shares
               Bankers Trust AG                    46,600 shares
               Bankers Trust International PLC          0 shares
               BT Australia Limited                     0 shares
                                                   60,100 shares

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON

               Bankers Trust Company            19,890,271 shares
               BT Securities                        35,000 shares
               Bankers Trust AG                          0 shares
               Bankers Trust International PLC   2,338,600 shares
               BT Australia Limited              2,631,058 shares
                                                24,894,929 shares

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES
   CERTAIN SHARES *

          [ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               Bankers Trust Company                   4.7%
               BT Securities                           0.0%
               Bankers Trust AG                        0.0%
               Bankers Trust International PLC         0.6%
               BT Australia Limited                    0.6%
                                                       5.9%

CUSIP No. 960402105                Page 4 of 9 Pages

12.TYPE OF REPORTING PERSON *

   Bankers Trust New York Corporation - HC
   Bankers Trust Company - BK;
   Bankers Trust International PLC - CO;
   BT Australia Limited - CO
   BT Securities - BD
   Bankers Trust AG - BK


Item 1(a) NAME OF ISSUER:

          Westinghouse Electric Corporation

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          Westinghouse Building
          Gateway Center
          Pittsburgh, PA  15222

Item 2(a) NAME OF PERSON FILING:

          Bankers Trust New York Corporation, and its wholly-owned subsidiaries, Bankers Trust Company, as Trustee for various trusts, and employee benefit plans, and investment advisor; and BT
          Securities, Inc. and its indirect wholly-owned subsidiaries, Bankers Trust AG, Bankers Trust
          International PLC, and BT Australia, Limited.

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          280 Park Avenue
          New York, New York  10017

Item 2(c) CITIZENSHIP:

          Bankers Trust New York Corporation, Bankers
          Trust Company, as Trustee for various trusts, and
          employee benefit plans, and investment advisor,
          and BT Securities, Inc. are corporations
          incorporated in the State of New York with their
          principal business offices located in New York;
CUSIP No. 960402105                Page 5 of 9 Pages


          Bankers Trust International PLC is incorporated in England with its principal business office located in London; BT Australia Limited is incorporated in Australia with its principal business office located in Sydney. Bankers Trust AG is incorporated in Switzerland with its principal office located in Zurich.

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock (Par Value $1.00) of Westinghouse
          Electric Corporation, a Pennsylvania corporation.

Item 2(e) CUSIP NUMBER: 960402105

Item 3    THE PERSON FILING IS A:

          For Bankers Trust New York Corporation,

     (g)  [X] Parent Holding Company, in accordance with
          Section 240.13d-1(b)(ii)(G)

          For Bankers Trust Company, Bankers Trust
International PLC, and Bankers Trust AG

     (b)  [X] Bank as defined in section 3(a)(6) of the Act.

          For BT Securities, Inc.

     (a)  [X] Broker or dealer registered under Section 15
15 of the Act.

BT Australia Limited is a corporation permitted to report on
Schedule 13G in accordance with Securities and Exchange
Commission no-action letter to Bankers Trust New York
Corporation dated May 15, 1990 (available May 15, 1990).






CUSIP No. 960402105                Page 6 of 9 Pages

Item 4    OWNERSHIP:

     (a)  Amount Beneficially Owned:

          As of December 31, 1996,

     (i)       Bankers Trust Company            19,890,271 shares
               BT Securities                        35,000 shares
               Bankers Trust AG                          0 shares
               Bankers Trust International PLC   2,338,600 shares
               BT Australia Limited              2,631,058 shares
                                                24,894,929 shares

     (b)  Percent of Class:

          The common stock described in Item 4(a) above as to which the Bankers Trust New York Corporation,
          Bankers Trust Company, BT Securities, Bankers
          Trust AG, Bankers Trust International PLC, and BT
          Australia Limited acknowledges beneficial ownership constitutes the following:

               Bankers Trust Company                   4.7%
               BT Securities                           0.0%
               Bankers Trust AG                        0.0%
               Bankers Trust International PLC         0.6%
               BT Australia Limited                    0.6%
                                                       5.9%
     (c)  Number of shares as to which the Bank has:

     (i)  sole power to vote or to direct the vote -
               Bankers Trust Company           19,890,271 shares
               BT Securities                       35,000 shares
               Bankers Trust AG                         0 shares
               Bankers Trust International PLC  2,338,600 shares
               BT Australia Limited             2,631,058 shares
                                               24,894,929 shares






CUSIP No. 960402105                Page 7 of 9 Pages

     (ii) shared power to vote or to direct the vote -

               Bankers Trust Company                   0 shares
               BT Securities                           0 shares
               Bankers Trust AG                        0 shares
               Bankers Trust International PLC         0 shares
               BT Australia Limited                    0 shares
                                                       0 shares

     (iii)sole power to dispose or to direct the disposition
          of -
               Bankers Trust Company           6,327,628 shares
               BT Securities                      35,000 shares
               Bankers Trust AG                        0 shares
               Bankers Trust International PLC 3,571,300 shares
               BT Australia Limited            2,631,058 shares
                                              12,564,986 shares

     (iv) shared power to dispose or to direct the
          disposition of -
               Bankers Trust Company               13,500 shares
               BT Securities                            0 shares
               Bankers Trust AG                    46,600 shares
               Bankers Trust International PLC          0 shares
               BT Australia Limited                     0 shares
                                                   60,100 shares

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          [ ]

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          Not applicable.

Item 7    IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY:

          See Item 3 above.



     CUSIP No. 960402105                Page 8 of 9 Pages


Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP:

          Not applicable.

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

Item 10   CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     as of December 31, 1996

Signature:     Bankers Trust New York Corporation


By:       /s/James T. Byrne, Jr.
Name:     James T. Byrne, Jr.

Title:    Secretary






CUSIP No. 960402105                Page 9 of 9 Pages

Signature:     Bankers Trust Company, as Trustee for various
               trusts, and employee benefit plans, and
               investment advisor.


By:       /s/James T. Byrne, Jr.
Name:     James T. Byrne, Jr.

Title:    Secretary

Signature: BT Securities, Inc.


By:           /s/James T. Byrne, Jr.
Name:            James T. Byrne, Jr.

Title:           Secretary

Signature:     Bankers Trust International

By:       /s/Claire Backhouse
Name:     Claire Backhouse

Title:    Secretary


Signature: BT Australia Limited


By:           /s/Jarod Glenn Benson
Name:            Jarod Glenn Benson

Title:           Secretary

Signature: Bankers Trust AG

By:          /s/ Walter Schnell
Name:            Walter Schnell

Title:           Deputy General Manager


                      EXHIBIT TO ITEM 7

The chain of ownership from Bankers Trust New York
Corporation to Bankers Trust Company and BT Securities, Inc.
is shown below:


             Bankers Trust New York Corporation

                              |
                            100%
                              |
         ___________________________________________
                                             |
|

   Bankers Trust Company              BT Securities, Inc.

                      EXHIBIT TO ITEM 7

The chain of ownership from Bankers Trust New York
Corporation to Bankers Trust AG is shown below:


             Bankers Trust New York Corporation

                              |
                            100%
                              |

                    Bankers Trust Company

                              |
                            100%
                              |
              Bankers International Corporation

                              |
                            100%
                              |

              BT International (Delaware) Inc.
                              |
                            100%
                              |
              BT Foreign Investment Corporation
                              |
                            100%
                              |
                      Bankers Trust AG
                      EXHIBIT TO ITEM 7

The chain of ownership from Bankers Trust New York
Corporation to Bankers Trust International PLC is shown below:


             Bankers Trust New York Corporation

                              |
                            100%
                              |

                    Bankers Trust Company

                              |
                            100%
                              |

              Bankers International Corporation

                              |
                            100%
                              |

                BT Holdings (Europe) Limited

                              |
                            100%
                              |

             Bankers Trust Holdings (UK) Limited

                              |
                            100%
                              |

                Bankers Trust Investments PLC

                              |
                            100%
                              |

               Bankers Trust International PLC


                      EXHIBIT TO ITEM 7

The chain of ownership from Bankers Trust New York
Corporation to BT Australia Limited  is shown below:


             Bankers Trust New York Corporation

                              |
                            100%
                              |

                                Bankers Trust Company
                                             |
                                          100%
                                             |

                        Bankers International Corporation

                                             |
                                         100%
                                             |

                     B.T. International (Delaware), Inc.

                              |
                             100%
                              |

              BT Foreign Investment Corporation

                              |
                             100%
                              |

             BT Investments (Australia) Limited

                              |
                            100%
                              |

               Bankers Trust Australia Limited

                              |
                            100%
                              |

                    BT Australia Limited